Eastman Announces Second-Quarter 2013 Financial Results

KINGSPORT, Tenn., July 29, 2013 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding the items described in Tables 3 and 4, of $1.80 per diluted share for second quarter 2013 versus $1.40 per diluted share for second quarter 2012. Reported earnings from continuing operations were $1.69 per diluted share in second quarter 2013 and $1.26 per diluted share in second quarter 2012. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3 and 4.

“The great progress we've made over the past several years to improve our portfolio, including the acquisition of Solutia, shows in the continuing strength of our earnings,” said Jim Rogers, Chairman and CEO. “Second-quarter earnings were our best ever and position us for a fourth consecutive year of double-digit earnings growth. We continue to expect double-digit earnings growth through 2015 given our leading market positions, our end-market and geographic diversity, and the growth initiatives we are pursuing throughout the company.” See “Outlook” paragraphs for items excluded from earnings comparisons.

(In millions, except per share amounts)	2Q2013	2Q2012

Sales revenue	$2,440	$1,853

Pro forma combined sales revenue*	$2,440	$2,373

Earnings per diluted share from continuing operations	$1.69	$1.26

Earnings per diluted share from continuing operations excluding items**	$1.80	$1.40

Net cash provided by operating activities	$362	$316
*See Table 2.
**For the excluded items and reconciliation to reported company and segment earnings, see Tables 3 and 4.

Corporate 2Q 2013 versus 2Q 2012

Sales revenue for second quarter 2013 was $2.4 billion, a 32 percent increase compared with second quarter 2012. Second quarter 2013 included sales revenue from the acquired Solutia businesses. Pro forma combined sales revenue increased 3 percent due to higher sales volume across most segments.

Operating earnings in second quarter 2013 were $428 million compared with $317 million in second quarter 2012. Excluding the items described in Tables 3 and 4, operating earnings were $454 million in second quarter 2013 and $323 million in second quarter 2012. Second quarter 2013 included operating earnings from the acquired Solutia businesses. Pro forma combined operating earnings, excluding the items described in Tables 3 and 4, were $454 million in second quarter 2013 compared with $403 million in second quarter 2012. Pro forma combined operating earnings increased primarily due to higher sales volume across most segments and higher capacity utilization which led to lower unit costs. Operating earnings and pro forma combined operating earnings included the “Other” operating losses detailed in Table 3.

Segment Results 2Q 2013 versus 2Q 2012

Additives & Functional Products - Second quarter 2013 included sales revenue and operating earnings from the acquired Solutia rubber additives product lines. Pro forma combined sales revenue increased primarily due to higher sales volume. Higher sales volume in solvents product lines was attributed to strengthened coatings demand in the building and construction market. Second-quarter 2013 sales revenue included revenue from sales of certain products primarily sold into the tires market which were formerly reported in the Adhesives & Plasticizers segment. Pro forma combined operating earnings declined to $105 million in second quarter 2013 compared with $107 million in second quarter 2012.

Adhesives & Plasticizers - Sales revenue declined due to lower sales volume, primarily in adhesives resins, and lower selling prices in both plasticizers and adhesives resins. Lower sales volume in adhesives resins was primarily attributed to weakened demand in certain end markets including tapes, labels, and packaging, and customer destocking. This was partially offset by continued substitution of phthalate plasticizers with non-phthalate plasticizers. Lower selling prices for plasticizers were primarily attributed to competitive pressures resulting from continued weakened demand in Asia and Europe. Lower adhesives resins selling prices were primarily attributed to additional competitive pressure as industry supply increased attributed to improved availability of rosin resins and other key raw materials. Second-quarter 2012 sales revenue included revenue from sales of certain products primarily sold into the tires market which now are reported in the Additives & Functional Products segment. Operating earnings declined to $50 million in second quarter 2013 compared with $72 million in second quarter 2012 primarily due to both lower selling prices and lower sales volume.

Advanced Materials - Second quarter 2013 included sales revenue and operating earnings from the acquired Solutia interlayers and performance films product lines. Pro forma combined sales revenue increased due to higher sales volume for Eastman Tritan™ copolyester, higher sales volume for interlayers products attributed to strengthened demand in Asia and North America transportation markets, and higher sales volume for performance films products. Pro forma combined operating earnings increased to $81 million in second quarter 2013 compared with $63 million in second quarter 2012 primarily due to higher sales volume and increased sales of higher-margin products, including Eastman Tritan™ copolyester and V-Kool® brand window films, resulting in higher capacity utilization which led to lower unit costs.

Fibers - Sales revenue increased due to customer buying patterns for acetate tow products and higher selling prices in response to higher raw material and energy costs, particularly for wood pulp. Operating earnings increased to $116 million in second quarter 2013 compared with $96 million in second quarter 2012 due to higher selling prices.

Specialty Fluids & Intermediates - Second quarter 2013 included sales revenue and operating earnings from the acquired Solutia specialty fluids product lines. Pro forma combined sales revenue increased due to higher sales volume of olefin-based products primarily in the North America and Asia Pacific regions, and for specialty fluids products due to timing of customer project completions. Pro forma combined operating earnings increased to $118 million in second quarter 2013 compared with $97 million in second quarter 2012. The increase was primarily due to higher sales volume.

Cash Flow
Eastman generated $362 million in cash from operating activities during second quarter 2013, primarily due to strong net earnings. During second quarter 2013, the company reduced long-term borrowings by $100 million and repurchased shares totaling $46 million.

Outlook

Commenting on the outlook for full year 2013, Rogers said: “We expect our portfolio of specialty businesses to continue to deliver strong earnings despite slow global economic growth, reflecting our leadership positions in key end-markets, the diversity of the end-markets we serve, and our broad geographic footprint. As a result, we are increasing our expectations for 2013 earnings per share to between $6.40 and $6.50. We expect earnings in the second half of the year will be slightly lower than first half due to normal seasonality of sales volume.” Solutia integration costs, asset impairments and restructuring charges, and mark-to-market pension and OPEB gains or losses are excluded from the earnings per share projections.

The earnings for 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude Solutia acquisition-related costs, asset impairments and restructuring charges and gains, mark-to-market pension and OPEB gains and losses, and early debt extinguishment costs. Reconciliations to 2012, 2011, 2010, and 2009 GAAP earnings and other associated disclosures, including descriptions of the excluded items, are available in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section of the company's Annual Reports on Form 10-K for 2012 and 2011.

Eastman will host a conference call with industry analysts on July 30 at 8:00 a.m. EDT.  To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations.  To listen via telephone, the dial-in number is 913-312-1391, passcode number 4214451.  A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations.  A telephone replay will be available continuously from 11:00 a.m. EDT, July 30, to 11:00 a.m. EDT, August 9, at (888) 203-1112 or (719) 457-0820, passcode 4214451.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for global economic conditions; sales volume; benefits, costs and charges, and integration of the Solutia acquisition and of the acquired Solutia businesses and of other growth initiatives; asset impairments and restructuring charges and mark-to-market pension and OPEB gains and losses; and company, segment, and acquired Solutia businesses earnings in second half and full year 2013 and future years. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2012 available, and the Form 10-Q to be filed for second quarter 2012 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC information section.
Eastman is a global specialty chemicals company that produces a broad range of advanced materials, additives and functional products, specialty chemicals, and fibers that are found in products people use every day. As a world leader in the diverse markets it serves, Eastman is focused on delivering innovative and technology-based solutions while maintaining its commitment to safety and sustainability. Serving customers in approximately 100 countries, Eastman had 2011 pro forma revenues, giving effect to the Solutia acquisition, of approximately $9.3 billion. The company is based in Kingsport, Tennessee, USA, and, with the completion of the Solutia acquisition, now employs nearly 14,000 people around the world. For more information, visit www.eastman.com.

# # #

Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 29, 2013

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), July 30, 2013.

On July 2, 2012, the Company completed its acquisition of Solutia Inc. ("Solutia"), a global leader in performance materials and specialty chemicals.  In the acquisition, each outstanding share of Solutia common stock was cancelled and converted automatically into the right to receive $22.00 in cash and 0.12 shares of Eastman common stock.  In total, 14.7 million shares of Eastman common stock were issued in the transaction.  The fair value of total consideration transferred was $4.8 billion, consisting of cash of $2.6 billion, net of cash acquired; equity in the form of Eastman stock of approximately $700 million; and the assumption and subsequent repayment of Solutia's debt at fair value of $1.5 billion. Beginning with third quarter 2012, the Company's consolidated results of operations include results of Solutia. In order to provide the most meaningful comparison of results, included in Tables 2B, 2D, 2F, and 3B are results on a "pro forma combined" basis, assuming the acquisition of Solutia had been completed January 1, 2011. For selected pro forma combined segment information, see the Company's Current Report on Form 8-K furnished with the Securities and Exchange Commission on October 15, 2012 and Tables 2 and 3.

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2013	2012	2013	2012
Sales	$2,440	$1,853	$4,747	$3,674
Cost of sales	1,763	1,372	3,454	2,762
Gross profit	677	481	1,293	912
Selling, general and administrative expenses	180	121	351	247
Research and development expenses	51	43	100	84
Asset impairments and restructuring charges	18	—	21	—
Operating earnings	428	317	821	581
Net interest expense	46	28	93	47
Other charges (income), net	—	20	1	20
Earnings from continuing operations before income taxes	382	269	727	514
Provision for income taxes from continuing operations	116	91	213	176
Earnings from continuing operations	266	178	514	338
Gain from disposal of discontinued operations, net of tax	—	2	—	1
Net earnings	266	180	514	339
Less: net income attributable to noncontrolling interest	2	1	3	2
Net earnings attributable to Eastman	$264	$179	$511	$337
Amounts attributable to Eastman stockholders:
Earnings from continuing operations, net of tax	$264	$177	$511	$336
Gain from discontinued operations, net of tax	—	2	—	1
Net earnings attributable to Eastman stockholders	$264	$179	$511	$337
Basic earnings per share attributable to Eastman
Earnings from continuing operations	$1.71	$1.28	$3.31	$2.43
Earnings from discontinued operations	—	0.02	—	0.01
Basic earnings per share attributable to Eastman	$1.71	$1.30	$3.31	$2.44
Diluted earnings per share attributable to Eastman
Earnings from continuing operations	$1.69	$1.26	$3.26	$2.38
Earnings from discontinued operations	—	0.01	—	0.01
Diluted earnings per share attributable to Eastman	$1.69	$1.27	$3.26	$2.39

Shares (in millions) outstanding at end of period	154.2	138.2	154.2	138.2
Shares (in millions) used for earnings per share calculation
Basic	154.4	138.1	154.4	137.7
Diluted	156.7	141.2	156.7	140.9

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Sales by Segment
Additives & Functional Products	$430	$279	$849	$542
Adhesives & Plasticizers	339	372	684	746
Advanced Materials	625	315	1,209	607
Fibers	363	318	709	641
Specialty Fluids & Intermediates	677	567	1,284	1,136
Total Sales by Segment	2,434	1,851	4,735	3,672
Other	6	2	12	2
Total Eastman Chemical Company	$2,440	$1,853	$4,747	$3,674

Table 2B – Segment Sales Information (Eastman and Solutia Pro Forma Combined)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Sales by Segment
Additives & Functional Products	$430	$423	$849	$823
Adhesives & Plasticizers	339	372	684	746
Advanced Materials	625	600	1,209	1,167
Fibers	363	318	709	641
Specialty Fluids & Intermediates	677	649	1,284	1,291
Total Sales by Segment	2,434	2,362	4,735	4,668
Other	6	11	12	24
Total Eastman Chemical Company	$2,440	$2,373	$4,747	$4,692

Table 2C – Sales Revenue Change

	Second Quarter 2013 Compared to Second Quarter 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	54%	56%	(2)%	—%
Adhesives & Plasticizers	(9)%	(5)%	(3)%	(1)%
Advanced Materials	98%	100%	(1)%	(1)%
Fibers	14%	8%	6%	—%
Specialty Fluids & Intermediates	19%	22%	(3)%	—%

Total Eastman Chemical Company	32%	33%	(1)%	—%

	First Six Months 2013 Compared to First Six Months 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	57%	58%	(1)%	—%
Adhesives & Plasticizers	(8)%	(6)%	(1)%	(1)%
Advanced Materials	99%	100%	—%	(1)%
Fibers	11%	5%	6%	—%
Specialty Fluids & Intermediates	13%	15%	(2)%	—%

Total Eastman Chemical Company	29%	29%	—%	—%

Table 2D – Sales Revenue Change (Eastman and Solutia Pro Forma Combined)

	Second Quarter 2013 Compared to Second Quarter 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	2%	4%	(2)%	—%
Adhesives & Plasticizers	(9)%	(5)%	(3)%	(1)%
Advanced Materials	4%	6%	(1)%	(1)%
Fibers	14%	8%	6%	—%
Specialty Fluids & Intermediates	4%	6%	(2)%	—%

Total Eastman Chemical Company	3%	4%	(1)%	—%

	First Six Months 2013 Compared to First Six Months 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	3%	5%	(2)%	—%
Adhesives & Plasticizers	(8)%	(6)%	(1)%	(1)%
Advanced Materials	4%	5%	—%	(1)%
Fibers	11%	5%	6%	—%
Specialty Fluids & Intermediates	(1)%	1%	(2)%	—%

Total Eastman Chemical Company	1%	2%	(1)%	—%

Table 2E – Sales by Region

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Sales by Region
United States and Canada	$1,121	$987	$2,202	$1,989
Asia Pacific	682	455	1,277	843
Europe, Middle East, and Africa	509	330	1,022	676
Latin America	128	81	246	166
Total Eastman Chemical Company	$2,440	$1,853	$4,747	$3,674

Table 2F – Sales by Region (Eastman and Solutia Pro Forma Combined)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Sales by Region
United States and Canada	$1,121	$1,127	$2,202	$2,259
Asia Pacific	682	614	1,277	1,151
Europe, Middle East, and Africa	509	510	1,022	1,038
Latin America	128	122	246	244
Total Eastman Chemical Company	$2,440	$2,373	$4,747	$4,692

Table 3A - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Operating Earnings by Segment and Items
Additives & Functional Products
Operating earnings	$104	$73	$202	$129
Asset impairments and restructuring charges, net (1)(2)	1	—	1	—
Excluding items	105	73	203	129
Adhesives & Plasticizers
Operating earnings	49	72	98	138
Asset impairments and restructuring charges (1)	1	—	1	—
Excluding item	50	72	99	138
Advanced Materials
Operating earnings	82	38	147	68
Asset impairments and restructuring charges, net (1)(2)	(1)	—	(1)	—
Excluding items	81	38	146	68
Fibers
Operating earnings	116	96	230	197
Specialty Fluids & Intermediates
Operating earnings	117	72	212	125
Asset impairments and restructuring charges (1)	1	—	1	—
Excluding item	118	72	213	125
Total Operating Earnings by Segment
Operating earnings	468	351	889	657
Asset impairments and restructuring charges, net	2	—	2	—
Excluding items	$470	$351	$891	$657

(1)
Included in second quarter and first six months 2013 earnings are restructuring charges of $2 million, $1 million, $2 million, and $1 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, primarily related to severance.

(2)
Included in second quarter and first six months 2013 earnings is a reduction in previous charges associated with the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site, which is reported as reductions of $1 million and $3 million in the Additives & Functional Products and Advanced Materials segments, respectively.

Table 3A - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (continued)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Total Operating Earnings by Segment
Operating earnings	468	351	889	657
Asset impairments and restructuring charges, net	2	—	2	—
Excluding items	470	351	891	657
Other (1)
Operating loss
Growth initiatives and businesses not allocated to segments (2)	(32)	(22)	(53)	(48)
Pension and OPEB credits (costs) not allocated to operating segments	3	(6)	6	(13)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(11)	(6)	(21)	(15)
Operating loss before exclusions	(40)	(34)	(68)	(76)
Transaction and integration costs related to the acquisition of Solutia	8	6	15	15
Asset impairments and restructuring charges (3)(4)	16	—	19	—
Operating loss excluding items	(16)	(28)	(34)	(61)
Total Eastman Chemical Company
Total operating earnings	428	317	821	581
Transaction and integration costs related to the acquisition of Solutia	8	6	15	15
Asset impairments and restructuring charges, net	18	—	21	—
Total operating earnings excluding items	$454	$323	$857	$596

(1)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)	Businesses not allocated to segments include the Perennial WoodTM business and Photovoltaics product line.

(3)
Included in second quarter and first six months 2013 earnings are asset impairments and restructuring charges of $13 million primarily for the closure of a production facility in Germany for the Photovoltaics product line.

(4)
Included in second quarter and first six months 2013 earnings are restructuring charges of $3 million and $6 million, respectively, primarily for severance associated with the continued integration of Solutia.

Table 3B - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Eastman and Solutia Pro Forma Combined)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Operating Earnings by Segment and Items
Additives & Functional Products
Operating earnings	$104	$107	$202	$201
Asset impairments and restructuring charges, net (1)(2)	1	—	1	—
Excluding items	105	107	203	201
Adhesives & Plasticizers
Operating earnings	49	72	98	138
Asset impairments and restructuring charges (1)	1	—	1	—
Excluding item	50	72	99	138
Advanced Materials
Operating earnings	82	62	147	119
Asset impairments and restructuring charges, net (1)(2)(3)	(1)	1	(1)	5
Excluding items	81	63	146	124
Fibers
Operating earnings	116	96	230	197
Specialty Fluids & Intermediates
Operating earnings	117	97	212	170
Asset impairments and restructuring charges (1)	1	—	1	—
Excluding item	118	97	213	170
Total Operating Earnings by Segment
Operating earnings	468	434	889	825
Asset impairments and restructuring charges, net	2	1	2	5
Excluding items	$470	$435	$891	$830

(1)
Included in second quarter and first six months 2013 earnings are restructuring charges of $2 million, $1 million, $2 million, and $1 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, primarily related to severance.

(2)
Included in second quarter and first six months 2013 earnings is a reduction in previous charges associated with the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site, which is reported as reductions of $1 million and $3 million in the Additives & Functional Products and Advanced Materials segments, respectively.

(3)	Acquisition-related expenses of $1 million and $5 million in second quarter and first six months 2012, respectively, for Solutia's Southwall Technologies Inc. acquisition.

Table 3B - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Eastman and Solutia Pro Forma Combined) (continued)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Total Operating Earnings by Segment
Operating earnings	468	434	889	825
Asset impairments and restructuring charges, net	2	1	2	5
Excluding items	470	435	891	830
Other (1)
Operating loss
Growth initiatives and businesses not allocated to segments (2)	(32)	(26)	(53)	(51)
Pension and OPEB credits (costs) not allocated to operating segments	3	(6)	6	(13)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(11)	(20)	(21)	(40)
Operating loss before exclusions	(40)	(52)	(68)	(104)
Transaction and integration costs related to the acquisition of Solutia	8	20	15	40
Asset impairments and restructuring charges (3)(4)	16	—	19	—
Operating loss excluding items	(16)	(32)	(34)	(64)
Total Eastman Chemical Company
Total operating earnings	428	382	821	721
Transaction and integration costs related to the acquisition of Solutia	8	20	15	40
Asset impairments and restructuring charges, net	18	1	21	5
Total operating earnings excluding items	$454	$403	$857	$766

(1)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)	Businesses not allocated to segments include the Perennial WoodTM business and Photovoltaics product line.

(3)
Included in second quarter and first six months 2013 earnings are asset impairments and restructuring charges of $13 million primarily for the closure of a production facility in Germany for the Photovoltaics product line.

(4)
Included in second quarter and first six months 2013 earnings are restructuring charges of $3 million and $6 million, respectively, primarily for severance associated with the continued integration of Solutia.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	Second Quarter 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax	Per Diluted Share
As reported	$428	$382	$264	$1.69
Certain Items:
Solutia transaction and integration costs (1)	8	8	6	0.03
Asset impairments and restructuring charges, net (2)	18	18	12	0.08
Excluding items	$454	$408	$282	$1.80

	Second Quarter 2012
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax	Per Diluted Share
As reported	$317	$269	$177	$1.26
Certain Items:
Solutia transaction, integration, and financing costs (1)	6	33	20	0.14
Excluding items	$323	$302	$197	$1.40

(1)
Transaction and integration costs of $8 million in second quarter 2013 and $6 million in second quarter 2012 included in selling, general, and administrative expenses, and financing costs of $9 million included in net interest expense, and $18 million included in other charges (income), net, in second quarter 2012.

(2)
Asset impairments and restructuring charges of $13 million primarily for the closure of a production facility in Germany for the Photovoltaics product line, $6 million for severance primarily for a voluntary separation plan, and $3 million of restructuring charges primarily for severance associated with the continued integration of Solutia, partially offset by $4 million of a reduction in previous charges associated with the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations (continued)

	First Six Months 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax	Per Diluted Share
As reported	$821	$727	$511	$3.26
Certain Items:
Solutia transaction and integration costs (1)	15	15	10	0.06
Asset impairments and restructuring charges, net(2)	21	21	14	0.09
Excluding items	$857	$763	$535	$3.41

	First Six Months 2012
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax	Per Diluted Share
As reported	$581	$514	$336	$2.38
Certain Items:
Solutia transaction, integration, and financing costs (1)	15	47	33	0.24
Excluding items	$596	$561	$369	$2.62

(1)
Transaction and integration costs of $15 million in both first six months 2013 and 2012 included in selling, general, and administrative expenses, and financing costs of $9 million included in net interest expense, and $23 million included in other charges (income), net, in first six months 2012.

(2)
Asset impairments and restructuring charges of $13 million primarily for the closure of a production facility in Germany for the Photovoltaics product line, $6 million for severance primarily for a voluntary separation plan, and $6 million of restructuring charges primarily for severance associated with the continued integration of Solutia, partially offset by $4 million of a reduction in previous charges associated with the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site.

Table 5 – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Cash flows from operating activities
Net earnings including noncontrolling interest	$266	$180	$514	$339
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	108	71	218	140
Asset impairment charges	6	—	6	—
Provision (benefit) for deferred income taxes	20	10	46	23
Pension and other postretirement contributions (in excess of) less than expenses	(17)	(18)	(42)	(45)
Variable compensation (in excess of) less than expenses	48	35	(9)	(36)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(59)	—	(214)	(103)
(Increase) decrease in inventories	18	(16)	(35)	(2)
Increase (decrease) in trade payables	(5)	(11)	(32)	(31)
Other items, net	(23)	65	(85)	50
Net cash provided by operating activities	362	316	367	335
Cash flows from investing activities
Additions to properties and equipment	(100)	(87)	(187)	(177)
Proceeds from redemption of short-term time deposits	—	80	—	200
Proceeds from sale of assets and investments	—	—	5	6
Acquisitions and investments in joint ventures, net of cash acquired	—	—	—	(10)
Additions to capitalized software	—	(2)	(1)	(3)
Other items, net	(8)	—	(8)	(35)
Net cash used in investing activities	(108)	(9)	(191)	(19)
Cash flows from financing activities
Net increase (decrease) in commercial paper, credit facility and other borrowings	100	—	300	(1)
Proceeds from borrowings	150	2,306	150	2,311
Repayment of borrowings	(355)	(146)	(555)	(146)
Dividends paid to stockholders	(46)	(35)	(47)	(71)
Treasury stock purchases	(46)	—	(78)	—
Dividends paid to noncontrolling interests	(4)	(1)	(7)	(1)
Proceeds from stock option exercises and other items, net	1	—	47	15
Net cash provided by (used in) financing activities	(200)	2,124	(190)	2,107
Effect of exchange rate changes on cash and cash equivalents	2	—	(1)	—
Net change in cash and cash equivalents	56	2,431	(15)	2,423
Cash and cash equivalents at beginning of period	178	569	249	577
Cash and cash equivalents at end of period	$234	$3,000	$234	$3,000

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Net cash provided by operating activities	$362	$316	$367	$335
Additions to properties and equipment	(100)	(87)	(187)	(177)
Dividends paid to stockholders	(46)	(35)	(47)	(71)
Free Cash Flow	$216	$194	$133	$87

Table 6 – Selected Balance Sheet Items

	June 30,	December 31,
(Dollars in millions, unaudited)	2013	2012

Cash	$234	$249
Short-term Borrowings	—	4
Long-term Borrowings	4,679	4,779
Total Eastman Stockholders' Equity	3,290	2,943